Exhibit (i)(9)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the captions “Fund Service Providers” and “For More Information” in the Prospectus and “Miscellaneous Information” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 169 to the Form N-1A Registration Statement of ALPS ETF Trust, File No. 333-148826. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
June 24, 2013